MANAGEMENT'S REPORT
Gulf Power Company 2000 Annual Report


The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the accounting records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of independent directors provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with accounting principles generally accepted in the United States.



/s/Travis J. Bowden
Travis J. Bowden
President
and Chief Executive Officer


/s/Ronnie R. Labrato
Ronnie R. Labrato
Comptroller
and Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of Southern Company) as of December 31, 2000 and 1999, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements (pages 12 - 26) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.





/s/Arthur Andersen LLP
Atlanta, Georgia
February 28, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 2000 Annual Report


RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 2000 net income after dividends on preferred stock was $51.8 million, a decrease of $1.9 million from the previous year. In 1999, earnings were $53.7 million, down $2.8 million when compared to 1998. The decrease in earnings in 2000, as well as 1999, was primarily a result of higher expenses than in the prior year.

Revenues

Operating revenues increased in 2000 when compared to 1999. The following table summarizes the change in operating revenues for the past two years:

                                             Increase (Decrease)
                                 Amount        From Prior Year
                             -------------------------------------
                                  2000         2000        1999
                             -------------------------------------
                                         (in thousands)
Retail --
   Base Revenues              $336,103       $3,771      $2,469
   Regulatory cost
     recovery and other        226,059       45,631       1,173
------------------------------------------------------------------
Total retail                   562,162       49,402       3,642
------------------------------------------------------------------
Sales for resale--
   Non-affiliates               66,890        4,537         461
   Affiliates                   66,995          885      23,468
------------------------------------------------------------------
Total sales for resale         133,885        5,422      23,929
Other operating
   revenues                     18,272      (14,604)     (3,990)
------------------------------------------------------------------
Total operating
   revenues                   $714,319      $40,220     $23,581
==================================================================
Percent change                                  6.0%        3.6%
------------------------------------------------------------------

   Retail revenues of $562.2 million in 2000 increased $49.4 million, or 9.6 percent, from the prior year due primarily to the recovery of higher fuel and purchased power costs. Retail base rate revenues increased $3.8 million due to increased customer growth and hotter than normal weather, offset by a $10 million permanent annual rate reduction and $6.9 million of revenues subject to refund based upon the current retail revenue sharing plan (See Note 3 to the financial statements under "Retail Revenue Sharing Plan" for further information). Retail revenues for 1999 increased $3.6 million, or 0.7 percent, when compared to 1998 due primarily to an increase in the number of retail customers served by the Company.

   The 2000 increase in regulatory cost recovery and other retail revenues over 1999 is primarily attributable to higher fuel and purchased power costs. The 1999 increase in regulatory cost recovery and other retail revenues over 1998 is primarily attributable to the recovery of increased purchased power capacity costs. "Regulatory cost recovery and other" includes the following: recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity costs; and environmental compliance costs. The recovery provisions generally equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $133.9 million in 2000, an increase of $5.4 million, or
4.2 percent, over 1999 primarily due to additional energy sales. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                             2000         1999          1998
                     ----------------------------------------
                        (in thousands)
Capacity                  $20,270      $19,792       $22,503
Energy                     21,922       20,251        14,556
-------------------------------------------------------------
Total                     $42,192      $40,043       $37,059
=============================================================

   Capacity revenues increased slightly in 2000 due to the recovery of higher operating expenses experienced during the year. Capacity revenues had been declining in prior years due to the decreasing net investment related to these sales. This downward trend accelerated during 1999 as a result of a reduction in the authorized rate of return on the equity component of the investment.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   Other operating revenues decreased in 2000 and in 1999 due primarily to the retail recovery clause adjustments for the difference between recoverable costs and the amounts actually reflected in current rates. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further discussion.

Gulf Power Company 2000 Annual Report


Energy Sales

   Kilowatt-hour sales for 2000 and the percent changes by year were as follows:

                             KWH      Percent Change
                     ----------------------------------
                             2000     2000      1999
                     ----------------------------------
                       (millions)
Residential                 4,790      7.1%      0.8%
Commercial                  3,379      4.9       3.6
Industrial                  1,925      4.3       0.7
Other                          19      0.0       0.0
                         --------
Total retail               10,113      5.8       1.7
Sales for resale
   Non-affiliates           1,705      9.2      16.4
   Affiliates               1,917    (23.7)     42.9
                         --------
Total                      13,735      0.7       9.0
=======================================================

   In 2000, total retail energy sales increased when compared to 1999 due primarily to an increase in the total number of customers and hotter than normal weather. Total retail energy sales increased in 1999 when compared to 1998 due to increases in the number of customers. See "Future Earnings Potential" for information on the Company's initiatives to remain competitive and to meet conservation goals set by the Florida Public Service Commission (FPSC).

   An increase in energy sales for resale to non-affiliates of 9.2 percent in 2000 when compared to 1999 is primarily related to unit power sales under long-term contracts to other Florida utilities and bulk power sales under short-term contracts to other non-affiliated utilities. Energy sales to affiliated companies vary from year to year depending on demand and availability and cost of generating resources at each company.

Expenses

Total operating expenses in 2000 increased $39.5 million, or 7.1 percent, over the amount recorded in 1999 due primarily to higher fuel and purchased power expenses. In 1999, total operating expenses increased $26.8 million, or 5.1 percent, compared to 1998 due primarily to higher fuel, purchased power, and maintenance expenses offset by lower other operation expenses.

   Fuel expenses in 2000, when compared to 1999, increased $6.7 million, or 3.2 percent, due primarily to an increase in average fuel costs. In 1999, fuel expenses increased $11.5 million, or 5.9 percent, when compared to 1998. The increases were the result of increased generation resulting from a higher demand for energy.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                          2000       1999       1998
                                      -------------------------------
Total generation
   (millions of kilowatt-hours)         12,866     13,095     11,986
Sources of generation
   (percent)
   Coal                                   98.2       97.4       98.0
   Oil and gas                             1.8        2.6        2.0
Average cost of fuel per net
   kilowatt-hour generated
   (cents)--                              1.68       1.60       1.69
---------------------------------------------------------------------

   Purchased power expenses increased in 2000 by $25.5 million, or 44.7 percent, over 1999 and purchased power expenses for 1999 increased over 1998 by $13.2 million, or 30.2 percent, due primarily to a higher demand for energy in both years.

   Depreciation and amortization expense increased $2.3 million, or 3.5 percent, in 2000 when compared to 1999, due to an increase in depreciable property and the amortization of a portion of a regulatory asset, which was allowed in the current retail revenue sharing plan. The $5.5 million, or 9.2 percent, increase in 1999 compared to 1998 was due primarily to a reduction in the amortization of gains from the 1998 sale of emission allowances.

   Interest on long-term debt, which is included in "Interest expense", increased $1.2 million, or 5.8 percent, in 2000 when compared to 1999 due primarily to the issuance of $50 million of senior notes in August 1999. In 1999 interest on long-term debt increased $1.7 million, or 8.4 percent, when compared to 1998 due primarily to the maturity of two first mortgage bond series in 1998 which were replaced by senior notes at a slightly higher interest rate, and the issuance of $50 million of senior notes in August 1999.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in

Gulf Power Company 2000 Annual Report


recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors. The major factor is the ability to achieve energy sales growth while containing cost in a more competitive environment.

   In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers' Accounting for Pensions, the Company recorded non-cash income of approximately $5.8 million in 2000. Pension income in 2001 is expected to be less as a result of plan amendments. Future pension income is dependent on several factors including trust earnings and changes to the plan.

   The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in northwest Florida. Prices for electricity provided by the Company to retail customers are set by the FPSC.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. In early 1999, the FPSC staff and the Company became involved in discussions primarily related to reducing the Company's authorized rate of return. On October 1, 1999, the Office of Public Counsel, the Coalition for Equitable Rates, the Florida Industrial Power Users Group, and the Company jointly filed a petition to resolve the issues. The stipulation included a reduction to retail base rates of $10 million annually and provides for revenues to be shared within set ranges for 1999 through 2002. Customers receive two-thirds of any revenue within the sharing range and the Company retains one-third. Any revenue above this range is refunded to the customers. The stipulation also included authorization for the Company, at its discretion, to accrue up to an additional $5 million to the property insurance reserve and $1 million to amortize a regulatory asset related to the corporate office. The Company also filed a request to prospectively reduce its authorized ROE range from 11 to 13 percent to 10.5 to 12.5 percent in order to help ensure that the FPSC would approve the stipulation. The FPSC approved both the stipulation and the ROE request with an effective date of November 4, 1999. The Company is currently planning to seek additional rate relief to recover costs related to the Smith Unit 3 combined cycle facility currently under construction and scheduled to be placed in-service in June of 2002.

   For calendar year 2000, the Company's retail revenue range for sharing was $352 million to $368 million. Actual retail revenues in 2000 were $362.4 million and the Company recorded revenues subject to refund of $6.9 million. The estimated refund with interest was reflected in customer billings in February 2001. For calendar year 2001, the Company's retail revenue range for sharing is $358 million to $374 million. For calendar year 2002, there are specified sharing ranges for each month from the expected in-service date of Smith Unit 3 until the end of the year. The sharing plan will expire at the earlier of the in-service date of Smith Unit 3 or December 31, 2002.

   The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets.

   In 2000, Florida's Governor appointed a 17 member study commission to look at the state's electric industry, studying issues ranging from current and future reliability of electric and natural gas supply, electric industry retail and wholesale competition, environmental impacts of energy supply, conservation, and

Gulf Power Company 2000 Annual Report


tax issues. The commission's final report and recommendations are due to the Governor and legislature by December 1, 2001. The commission submitted an interim report to the state legislature that involves introducing more competition into the wholesale production of electricity in Florida. If approved by the legislature, the proposal would require utilities to turn over generating assets to an unregulated affiliate company over a 6-year transition period. The proposal would allow out of state companies to build merchant facilities and to bid on new generation needs. The effects of any proposed changes cannot presently be determined, but could have a material effect on the Company's financial statements.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been discussed in Florida, none have been enacted. Enactment would require numerous issues to be resolved, including significant ones relating to recovery of any stranded investments, full cost recovery of energy produced, and other issues related to the current energy crisis in California. As a result of this crisis, many states have either discontinued or delayed implementation of initiatives involving retail deregulation. The inability of a company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on financial condition and results of operations.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if the Company does not remain a low-cost producer and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

   In 1996, the FPSC approved a new optional Commercial/Industrial Service Rider
(CISR), which is applicable to the rate schedules for the Company's largest existing and potential customers who are able to show they have viable alternatives to purchasing the Company's energy services. The CISR, approved as a pilot program, provides the flexibility needed to enable the Company to offer its services in a more competitive manner to these customers. The publicity of the CISR ruling, increased competitive pressures, and general awareness of customer choice pilots and proposals across the country have stimulated interest on the part of customers in custom tailored offerings. The Company has participated in one-on-one discussions with many of these customers, and has negotiated and executed two Contract Service Agreements within the CISR pilot program. The pilot program was scheduled to end in 2000; however, on February 6, 2001 the FPSC approved the Company's request to remove the original 48 month limitation and allow the program to continue.

    Every five years the FPSC establishes numeric demand side management goals. The Company proposed numeric goals for the ten-year period from 2000 to 2009. The proposed goals consisted of the total, cost-effective winter and summer peak demand (kilowatts) and annual energy (kilowatt-hour) savings reasonably achievable from demand side management for the residential and commercial/industrial classes. The Company submitted its 2001 Demand Side Management Plan to the FPSC on December 29, 2000. The plan describes the proposed programs the Company will employ to reach the numeric goals. The plan relies heavily on innovative pricing and energy efficient construction.

    On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. After participating in regional conferences with customers and other members of the public to discuss the formation of RTOs, utilities were required to make a filing with the FERC. Southern Company and its integrated utility subsidiaries, including the Company, filed on October 16, 2000, a proposal for the creation of an RTO. The proposal is for the formation of a for-profit company that would have control of the bulk power transmission system of the Company and any other participating utilities. Participants would have the option to either maintain their ownership or divest, sell, or lease their assets to the proposed RTO. If the FERC accepts the proposal as filed, the creation of

Gulf Power Company 2000 Annual Report


an RTO is not expected to have a material impact on the Company's financial statements. The outcome of this matter cannot now be determined.

   The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA) to allow holding companies to form exempt wholesale generators to sell power largely free of regulation under PUHCA. These entities are able to own and operate power generating facilities and sell power to affiliates -- under certain restrictions.

    Southern Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets. In January 2001, Southern Company announced the formation of a new subsidiary -- Southern Power Company. The new subsidiary will own, manage, and finance wholesale generating assets in the Southeast. Southern Power will be the primary growth engine for Southern Company's market-based energy business. Energy from its assets will be marketed to wholesale customers under the Southern Company name.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters." Also, Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

   The Company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 2000, exposure from these activities was not material.

New Accounting Standard

In June 2000, FASB issued Statement No. 138, an amendment of Statement
No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement No. 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

   The Company may utilize financial instruments to reduce its exposure to changes in interest rates depending on market conditions. The Company also enters into commodity related forward contracts to limit exposure to changing prices on certain fuel purchases and electricity purchases and sales.

   Substantially all of these bulk energy purchases and sales meet the definition of a derivative under Statement No. 133. In many cases, these transactions meet the normal purchase and sale exception and the related contracts will continue to be accounted for under the accrual method. Certain of these instruments qualify as cash flow hedges resulting in the deferral of related gains and losses in other comprehensive income until the hedged transactions occur. Any ineffectiveness will be recognized currently in net income. However, others will be required to be marked to market through current period income.

   The Company adopted Statement No. 133 effective January 1, 2001. The impact on net income was immaterial. The application of the new rules is still evolving and further guidance from FASB is expected, which could additionally impact the Company's financial statements. Also, as wholesale energy markets mature, future transactions could result in more volatility in net income and comprehensive income.

Gulf Power Company 2000 Annual Report


Financial Condition

Overview

The Company's financial condition continues to be very solid. During 2000, gross property additions were $95.8 million. Funds for the property additions were provided by operating activities. See the Statements of Cash Flows for further details.

Financing Activities

In 2000, there were no issuances or retirements of long-term debt. In 1999, the Company sold $50 million of senior notes and long-term bank notes totaling $27 million were retired. See the Statements of Cash Flows for further details.

   Composite financing rates for the years 1998 through 2000 as of year end were as follows:

                                       2000      1999      1998
                                    -----------------------------
Composite interest rate on
   long-term debt                       6.2%      6.0%      6.1%
Composite rate on
   trust preferred securities           7.3%      7.3%      7.3%
Composite preferred stock
   dividend rate                        5.1%      5.1%      5.1%
-----------------------------------------------------------------

   The composite interest rate on long-term debt increased in 2000 due to higher interest rates on variable rate pollution control bonds.


Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $451 million for the three years beginning in 2001 ($279 million in 2001, $96 million in 2002, and $76 million in 2003). These amounts include $199.2 million for the years 2001 and 2002 for the estimated cost of a 574 megawatt combined cycle gas generating unit and related interconnections to be located in the eastern portion of the Company's service area. The unit is expected to have an in-service date of June 2002. The remaining property additions budget is primarily for maintaining and upgrading transmission and distribution facilities and generating plants. Actual construction costs may vary from this estimate because of changes in such factors as the following: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

The Company will continue to retire higher-cost debt and preferred securities and replace these securities with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995. As a result of a systemwide compliance strategy, some 50 generating units of Southern Company were brought into compliance with Phase I requirements.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $300 million for Southern Company, including approximately $42 million for the Company.

   Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Compliance for Phase II and initial ozone non-attainment requirements increased Southern Company's total construction expenditures through 2000 by approximately $100 million. Phase II compliance did not have a material impact on Gulf Power.

   A significant portion of costs related to the acid rain and ozone nonattainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

Gulf Power Company 2000 Annual Report


   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new environmental legislation discussed below are expected to be recovered through the Environmental Cost Recovery Clause.

   In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court recently dismissed certain challenges but found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals will address other legal challenges to these standards in mid-2001. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

   In September 1998, the EPA issued the final regional nitrogen oxide reduction rule to the states for implementation. Compliance is required by May 31, 2004. The final rule affects 21 states, including Georgia. See Note 5 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3.

   In December 2000, the EPA completed its utility study for mercury and other hazardous air pollutants (HAPS) and issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is to be developed over the next four years under the Maximum Achievable Control Technology (MACT) provisions of the Clean Air Act. This determination is being challenged in the courts. In January 2001, the EPA proposed guidance for the determination of Best Available Retrofit Technology (BART) emission controls under the Regional Haze Regulations. Installation of BART controls will likely be required around 2010. Litigation of the BART rules is probable in the near future.

   Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide, sulfur dioxide, mercury, and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules. Reviews by the new administration in Washington, D.C. add to the uncertainties associated with BART guidance and the MACT determination for mercury and other HAPS.

   The EPA and state environmental regulatory agencies are also reviewing and evaluating various other matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

   On November 3, 1999, the EPA brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, including the five facilities mentioned previously and the Company's Plants Crist and Scherer. See Note 5 to the financial statements under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court

Gulf Power Company 2000 Annual Report


granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include the system service company in the new complaint. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

   The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electric and magnetic fields, and other environmental health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electric and magnetic fields.

Sources of Capital

At December 31, 2000, the Company had approximately $4.4 million of cash and cash equivalents and $53.5 million of unused committed lines of credit with banks to meet its short-term cash needs. Refer to the Statements of Cash Flows for details related to the Company's financing activities. See Note 4 to the financial statements under "Bank Credit Arrangements" for additional information.

   The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company has no restrictions on the amounts of unsecured indebtedness it may incur. However, in order to issue first mortgage bonds or preferred stock, the Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Cautionary Statement Regarding Forward-Looking
Information

The Company's 2000 Annual Report contains forward looking and historical information. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which the Company is subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action; the extent and timing of the entry of additional competition in the markets of the Company; potential business strategies, including acquisitions or dispositions of assets or

Gulf Power Company 2000 Annual Report


businesses, which cannot be assured to be completed or beneficial; internal restructuring or other restructuring options, that may be pursued by the registrants; state and federal rate regulation in the United States; political, legal and economic conditions and developments in the United States; financial market conditions and the results of financing efforts; the impact of fluctuations in commodity prices, interest rates and customer demand; weather and other natural phenomena; the ability of the Company to obtain additional generating capacity at competitive prices; and other factors discussed elsewhere herein and in other reports (including Form 10-K) filed from time to time by the Company with the SEC.

STATEMENTS OF INCOME
For the Years Ended December 31, 2000, 1999, and 1998
Gulf Power Company 2000 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                              2000                 1999                1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)
Operating Revenues:
Retail sales                                                               $562,162             $512,760            $509,118
Sales for resale --
  Non-affiliates                                                             66,890               62,354              61,893
  Affiliates                                                                 66,995               66,110              42,642
Other revenues                                                               18,272               32,875              36,865
-----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                    714,319              674,099             650,518
-----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                      215,744              209,031             197,462
  Purchased power --
    Non-affiliates                                                           73,846               46,332              29,369
    Affiliates                                                                8,644               10,703              14,445
  Other                                                                     117,146              114,670             119,011
Maintenance                                                                  56,281               57,830              57,286
Depreciation and amortization                                                66,873               64,589              59,129
Taxes other than income taxes                                                55,904               51,782              51,462
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                    594,438              554,937             528,164
-----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                            119,881              119,162             122,354
Other Income (Expense):
Interest income                                                               1,137                1,771                 931
Other, net                                                                   (4,126)              (1,357)             (2,339)
-----------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                                   116,892              119,576             120,946
-----------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                                        28,085               26,861              25,556
Distributions on preferred securities of subsidiary                           6,200                6,200               6,034
-----------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                        34,285               33,061              31,590
-----------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                                 82,607               86,515              89,356
Income taxes (Note 7)                                                        30,530               32,631              32,199
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                   52,077               53,884              57,157
Dividends on Preferred Stock                                                    234                  217                 636
-----------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                              $ 51,843             $ 53,667            $ 56,521
=============================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000, 1999, and 1998
Gulf Power Company 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------
                                                                              2000                 1999                1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)
Operating Activities:
Net income                                                               $  52,077            $  53,884           $  57,157
Adjustments to reconcile net income
  to net cash provided from operating activities --
        Depreciation and amortization                                       69,915               68,721              69,633
        Deferred income taxes and investment tax credits, net              (12,516)              (6,609)             (4,684)
        Other, net                                                          10,686                3,735               3,463
        Changes in certain current assets and liabilities --
          Receivables, net                                                 (20,212)             (10,484)             11,308
          Fossil fuel stock                                                 13,101               (5,656)             (4,917)
          Materials and supplies                                             1,055               (2,063)                609
          Accounts payable                                                  15,924               (2,023)                823
          Provision for rate refund                                          7,203                    -                   -
          Other                                                             12,521                7,030             (18,471)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                149,754              106,535             114,921
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                   (95,807)             (69,798)            (69,731)
Other                                                                       (4,432)              (8,856)              5,990
----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                    (100,239)             (78,654)            (63,741)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                  (12,000)              23,500             (15,500)
Proceeds --
   Other long-term debt                                                          -               50,000              50,000
   Preferred securities                                                          -                    -              45,000
   Capital contributions from parent company                                12,222                2,294                 522
Retirements --
   First mortgage bonds                                                          -                    -             (45,000)
   Other long-term debt                                                     (1,853)             (27,074)             (8,326)
   Preferred stock                                                               -                    -              (9,455)
Payment of preferred stock dividends                                          (234)                (271)               (792)
Payment of common stock dividends                                          (59,000)             (61,300)            (67,200)
Other                                                                          (22)                (246)             (4,167)
----------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                     (60,887)             (13,097)            (54,918)
----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                    (11,372)              14,784              (3,738)
Cash and Cash Equivalents at Beginning of Period                            15,753                  969               4,707
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                $  4,381            $  15,753            $    969
============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
   Interest (net of amount capitalized)                                    $32,277              $27,670             $28,044
   Income taxes (net of refunds)                                            42,252               29,462              38,782
----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.



BALANCE SHEETS
At December 31, 2000 and 1999
Gulf Power Company 2000 Annual Report

------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                       2000                     1999
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)
Current Assets:
Cash and cash equivalents                                                              $    4,381               $   15,753
Receivables --
  Customer accounts receivable                                                             69,820                   55,108
  Other accounts and notes receivable                                                       2,179                    4,325
  Affiliated companies                                                                     15,026                    7,104
  Accumulated provision for uncollectible accounts                                         (1,302)                  (1,026)
Fossil fuel stock, at average cost                                                         16,768                   29,869
Materials and supplies, at average cost                                                    29,033                   30,088
Regulatory clauses under recovery                                                           2,112                   11,611
Other                                                                                       6,543                    5,354
------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                      144,560                  158,186
------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                              1,892,023                1,853,664
Less accumulated provision for depreciation                                               867,260                  821,970
------------------------------------------------------------------------------------------------------------------------------
                                                                                        1,024,763                1,031,694
Construction work in progress                                                              71,008                   34,164
------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                    1,095,771                1,065,858
------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                              4,510                    1,481
------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 7)                                          15,963                   25,264
Prepaid pension costs (Note 2)                                                             23,491                   17,734
Debt expense, being amortized                                                               2,392                    2,526
Premium on reacquired debt, being amortized                                                15,866                   17,360
Other                                                                                      12,943                   20,086
------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                    70,655                   82,970
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                           $1,315,496               $1,308,495
==============================================================================================================================
The accompanying notes are an integral part of these balance sheets.



BALANCE SHEETS
At December 31, 2000 and 1999
Gulf Power Company 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                       2000                     1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)
Current Liabilities:
Notes payable                                                                          $ 43,000                 $ 55,000
Accounts payable --
  Affiliated                                                                             17,558                   14,878
  Other                                                                                  38,153                   22,581
Customer deposits                                                                        13,474                   12,778
Taxes accrued --
  Income taxes                                                                            3,864                    4,889
  Other                                                                                   8,749                    7,707
Interest accrued                                                                          8,324                    9,255
Provision for rate refund                                                                 7,203                        -
Vacation pay accrued                                                                      4,512                    4,199
Regulatory clauses over recovery                                                          6,848                    3,125
Other                                                                                     1,584                    1,836
----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                               153,269                  136,248
----------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                            365,993                  367,449
----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 7)                                              155,074                  162,776
Deferred credits related to income taxes (Note 7)                                        38,255                   49,693
Accumulated deferred investment tax credits                                              25,792                   27,712
Employee benefits provisions                                                             34,507                   31,735
Other                                                                                    25,992                   21,333
----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                            279,620                  293,249
----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding company junior
  subordinated notes (See accompanying statements)                                       85,000                   85,000
----------------------------------------------------------------------------------------------------------------------------
Preferred stock (See accompanying statements)                                             4,236                    4,236
----------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                               427,378                  422,313
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                           $1,315,496               $1,308,495
============================================================================================================================
The accompanying notes are an integral part of these balance sheets.




STATEMENTS OF CAPITALIZATION
At December 31, 2000 and 1999
Gulf Power Company 2000 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                          2000              1999             2000              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)                (percent of total)
Long Term Debt:
First mortgage bonds --
       Maturity                           Interest Rates
       --------                           -------------
       July 1, 2003                       6.125%                      $ 30,000          $ 30,000
       November 1, 2006                   6.50%                         25,000            25,000
       January 1, 2026                    6.875%                        30,000            30,000
------------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                              85,000            85,000
------------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
  7.50% due June 30, 2037                                               20,000            20,000
  6.70% due June 30, 2038                                               48,073            49,926
  7.05% due August 15, 2004                                             50,000            50,000
------------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                          118,073           119,926
------------------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
     Pollution control revenue bonds --
      Collateralized:
       5.25% to 6.30% due 2006-2026                                    108,700           108,700
       Variable rates (3.70% at 1/1/00)
        due 2024                                                             -            20,000
      Non-collateralized:
       Variable rates (5.10% to 5.30% at 1/1/01)
        due 2022-2024                                                   60,930            40,930
------------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                             169,630           169,630
------------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                                (6,710)           (7,107)
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $23.2 million)                                        365,993           367,449            41.5%             41.8%
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value, 4.64% to 5.44%                                           4,236             4,236
------------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $0.2 million)                      4,236             4,236             0.5%              0.5%
------------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities:
$25 liquidation value --
  7.00%                                                                 45,000            45,000
  7.63%                                                                 40,000            40,000
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $6.2 million)                 85,000            85,000             9.6%              9.7%
------------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
  Authorized and outstanding -
    992,717 shares in 2000 and 1999                                     38,060            38,060
  Paid-in capital                                                      233,476           221,254
  Premium on preferred stock                                                12                12
Retained earnings                                                      155,830           162,987
------------------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                                      427,378           422,313            48.4%             48.0%
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $882,607          $878,998           100.0%            100.0%
====================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2000, 1999, and 1998
Gulf Power Company 2000 Annual Report

------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Premium on
                                                             Common        Paid-In       Preferred      Retained
                                                             Stock         Capital         Stock        Earnings          Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)

Balance at January 1, 1998                                   $38,060        $218,438           $12        $172,208         $428,718
Net income after dividends on preferred stock                      -               -             -          56,521           56,521
Capital contributions from parent company                          -             522             -               -              522
Cash dividends on common stock                                     -               -             -         (57,200)         (57,200)
Other                                                              -               -             -            (909)            (909)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                  38,060         218,960            12         170,620          427,652
Net income after dividends on preferred stock                      -               -             -          53,667           53,667
Capital contributions from parent company                          -           2,294             -               -            2,294
Cash dividends on common stock                                     -               -             -         (61,300)         (61,300)
Balance at December 31, 1999                                  38,060         221,254            12         162,987          422,313
------------------------------------------------------------------------------------------------------------------------------------
Net income after dividends on preferred stock                      -               -             -          51,843           51,843
Capital contributions from parent company                          -          12,222             -               -           12,222
Cash dividends on common stock                                     -               -             -         (59,000)         (59,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                 $38,060        $233,476           $12        $155,830         $427,378
====================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 2000 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Gulf Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, Southern Company Services (SCS), Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Mirant Corporation (Mirant) - formerly Southern Energy, Inc., -- Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The integrated Southeast utilities -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four states. Gulf Power Company provides electric service to the northwest panhandle of Florida. Contracts among the integrated Southeast utilities -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power --are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Mirant acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Mirant businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission
(FPSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by the FPSC and the FERC. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension administration, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $44 million, $43 million, and $40 million during 2000, 1999, and 1998, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                              2000          1999
                                        --------------------------
                                             (in thousands)
Deferred income tax charges              $  15,963      $ 25,264
Deferred loss on reacquired
  debt                                      15,866        17,360
Environmental remediation                    7,638         5,745
Vacation pay                                 4,512         4,199
Regulatory clauses under (over)
   recovery, net                            (4,736)        8,486
Accumulated provision for
   rate refunds                             (7,203)            -
Accumulated provision for
   property damage                          (8,731)       (5,528)
Deferred income tax credits                (38,255)      (49,693)
Other, net                                  (1,074)       (1,255)
------------------------------------------------------------------
Total                                    $ (16,020)     $  4,578
==================================================================

Gulf Power Company 2000 Annual Report


   In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Regulatory Cost Recovery Clauses

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its service area located in northwest Florida and to wholesale customers in the Southeast.

   Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period.

   Fuel costs are expensed as the fuel is used. The Company's retail electric rates include provisions to annually adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. The Company also has similar retail cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

   The Company has a diversified base of customers and no single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged significantly less than 1 percent of revenues.

Depreciation and Amortization

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.8 percent in 2000, 1999, and 1998. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property. The Company is included in the consolidated federal income tax return of Southern Company.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

Temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in thousands)
Long-term debt:
   At December 31, 2000                $365,993      $364,697
   At December 31, 1999                $367,449      $349,791
Capital trust preferred
securities:
   At December 31, 2000                 $85,000       $80,988
   At December 31, 1999                 $85,000       $69,092
--------------------------------------------------------------

   The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Gulf Power Company 2000 Annual Report


Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.2 million and $1.8 million at December 31, 2000 and 1999, respectively, is included in other current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company provides for the cost of repairing damages from major storms and other uninsured property damages. This includes the full cost of major storms and other damages to its transmission and distribution lines and the cost of uninsured damages to its generation and other property. The expense of such damages is charged to the provision account. At December 31, 2000 and 1999, the accumulated provision for property damage was $8.7 million and $5.5 million, respectively. The FPSC approved annual accrual to the accumulated provision for property damage is $3.5 million, with a target level for the accumulated provision account between $25.1 and $36.0 million. The FPSC has also given the Company the flexibility to increase its annual accrual amount above $3.5 million at the Company's discretion. The Company accrued $3.5 million in 2000, $5.5 million in 1999, and $6.5 million in 1998 to the accumulated provision for property damage. The Company charged $0.3 million, $1.6 million, and $4.2 million against the provision account in 2000, 1999, and 1998 respectively.

2.  RETIREMENT BENEFITS

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent required by the Company's regulatory commissions. In late 2000, the Company adopted several pension and postretirement benefit plan changes that had the effect of increasing benefits to both current and future retirees. The effects of these changes will be to increase the Company's annual pension and postretirement benefits costs by approximately $1.2 million and $0.6 million, respectively. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:
                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                           2000          1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $141,967      $143,012
Service cost                              4,282         4,490
Interest cost                            10,394         9,440
Benefits paid                            (6,973)       (6,862)
Actuarial gain and
    employee transfers, net                (689)       (8,113)
---------------------------------------------------------------
Balance at end of year                 $148,981      $141,967
===============================================================


                                           Plan Assets
                                    ---------------------------
                                           2000          1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $241,485      $212,934
Actual return on plan assets             43,833        35,971
Benefits paid                            (6,973)       (6,862)
Employee transfers                        4,921          (558)
---------------------------------------------------------------
Balance at end of year                 $283,266      $241,485
===============================================================

   The accrued pension costs recognized in the Balance Sheets were as follows:

                                           2000          1999
---------------------------------------------------------------
                                          (in thousands)
Funded status                          $ 134,286     $ 99,518
Unrecognized transition
    obligation                           (3,602)       (4,323)
Unrecognized prior
    service cost                          4,121         4,495
Unrecognized net gain                  (111,314)      (81,956)
---------------------------------------------------------------
Prepaid asset recognized
      in the Balance Sheets            $ 23,491      $ 17,734
===============================================================

Gulf Power Company 2000 Annual Report


    Components of the pension plan's net periodic cost were as follows:

                               2000          1999         1998
-------------------------------------------------------------------
Service cost                $  4,282     $  4,490      $  4,107
Interest cost                 10,394        9,440         9,572
Expected return on
  plan assets                (17,504)     (15,968)      (14,827)
Recognized net gain           (2,582)      (1,579)       (1,891)
Net amortization                (347)        (347)         (347)
-------------------------------------------------------------------
Net pension income          $ (5,757)    $ (3,964)     $ (3,386)
===================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                            Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                           2000          1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year            $48,010       $49,303
Service cost                                896         1,087
Interest cost                             3,515         3,261
Benefits paid                            (1,462)       (1,177)
Actuarial gain and
 employee transfers, net                   (934)       (4,464)
---------------------------------------------------------------
Balance at end of year                  $50,025       $48,010
===============================================================


                                            Plan Assets
                                    ---------------------------
                                        2000           1999
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year          $11,196        $ 9,603
Actual return on plan assets            2,079          1,525
Employer contributions                  1,575          1,245
Benefits paid                          (1,462)        (1,177)
---------------------------------------------------------------
Balance at end of year                $13,388        $11,196
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                          2000          1999
---------------------------------------------------------------
                                         (in thousands)
Funded status                         $(36,638)     $(36,814)
Unrecognized transition
  obligation                             4,368          4,723
Unrecognized prior
  service cost                           2,582          2,741
Unrecognized net loss                      496          2,620
Fourth quarter contributions               316            300
---------------------------------------------------------------
Accrued liability recognized
  in the Balance Sheets               $(28,876)      $(26,430)
===============================================================

    Components of the postretirement plan's net periodic cost were as follows:

                                     2000        1999      1998
----------------------------------------------------------------
Service cost                       $  896      $1,087    $  946
Interest cost                       3,515       3,261     3,123
Expected return on
  plan assets                        (901)       (794)     (717)
Transition obligation                 355         356       356
Prior service cost                    159         159       119
Recognized net loss                    13         264       128
----------------------------------------------------------------
Net postretirement cost            $4,037      $4,333    $3,955
================================================================

   The weighted average rates assumed in the actuarial calculations for both the pension plan and postretirement benefits were:

                                       2000       1999
--------------------------------------------------------
Discount                               7.50%      7.50%
Annual salary increase                 5.00%      5.00%
Long-term return on plan
assets                                 8.50%      8.50%
--------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 7.3 percent for 2000, decreasing gradually to 5.5 percent through the year 2005, and remaining at that level thereafter.

Gulf Power Company 2000 Annual Report


An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2000 as follows (in thousands):

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
Benefit obligation                    $3,187          $2,874
Service and interest costs              $278            $247
===============================================================

Employee Savings Plan

The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2000, 1999, and 1998 were $2.2 million, $2.0 million, and $2.0 million, respectively.

Work Force Reduction Programs

The Company recorded costs related to work force reduction programs of $0.6 million in 2000, $0.2 million in 1999, and $2.8 million in 1998. The Company has also incurred its pro rata share for the costs of affiliated companies' programs. The costs related to these programs were $1.2 million for 2000, $0.6 million for 1999, and $0.2 million for 1998. The Company has expensed all costs related to these work force reduction programs.

3.   CONTINGENCIES AND REGULATORY
     MATTERS

Environmental Cost Recovery

In 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   In 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs. During 2000, 1999, and 1998, the Company recorded ECRC revenues of $9.9 million, $11.5 million, and $8.0 million, respectively.

   At December 31, 2000, the Company's liability for the estimated costs of environmental remediation projects for known sites was $7.6 million. These estimated costs are expected to be expended from 2001 through 2006. These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $1.2 million in current assets and current liabilities and $6.4 million in deferred assets and deferred liabilities representing the future recoverability of these costs.

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and SCS. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, including the five facilities mentioned previously and the Company's Plants Crist and Scherer. See Note 5 under "Joint Ownership Agreements" related to the Company's ownership interest in Georgia Power's Plant Scherer Unit No. 3. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place.

   An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash

Gulf Power Company 2000 Annual Report


flows, and possibly financial condition if such costs are not recovered through regulated rates.

Retail Revenue Sharing Plan

In early 1999, the FPSC staff and the Company became involved in discussions primarily related to reducing the Company's authorized rate of return. On October 1, 1999, the Office of Public Counsel, the Coalition for Equitable Rates, the Florida Industrial Power Users Group, and the Company jointly filed a petition to resolve the issues. The stipulation included a reduction to retail base rates of $10 million annually and provides for revenues to be shared within set ranges for 1999 through 2002. Customers receive two-thirds of any revenue within the sharing range and the Company retains one-third. Any revenue above this range is refunded to the customers. The stipulation also included authorization for the Company, at its discretion, to accrue up to an additional $5 million to the property insurance reserve and $1 million to amortize a regulatory asset related to the corporate office. The Company also filed a request to prospectively reduce its authorized ROE range from 11 to 13 percent to 10.5 to 12.5 percent in order to help ensure that the FPSC would approve the stipulation. The FPSC approved both the stipulation and the ROE request with an effective date of November 4, 1999. The Company is currently planning to seek additional rate relief to recover costs related to the Smith Unit 3 combined cycle facility scheduled to be placed in-service in June of 2002.

   For calendar year 2000, the Company's retail revenue range for sharing was $352 million to $368 million to be shared between the Company and its retail customers on the one-third/two-thirds basis. Actual retail revenues in 2000 were $362.4 million and the Company recorded revenues subject to refund of $6.9 million. The estimated refund with interest of $0.3 million was reflected in customer billings in February 2001. In addition to the refund the Company amortized $1 million of the regulatory assets related to the corporate office. For calendar year 2001, the Company's retail revenue range for sharing is $358 million to $374 million. For calendar year 2002, there are specified sharing ranges for each month from the expected in-service date of Smith Unit 3 until the end of the year. The sharing plan will expire at the earlier of the in-service date of Smith Unit 3 or December 31, 2002.

4. FINANCING AND COMMITMENTS

Construction Program

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $279 million in 2001, $96 million in 2002, and $76 million in 2003. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 2000, significant purchase commitments were outstanding in connection with the construction program. The Company has budgeted $199.2 million for the years 2001 and 2002 for the estimated cost of a 574 megawatt combined cycle gas generating unit to be located in the eastern portion of its service area. The unit is expected to have an in-service date of June 2002. The Company's remaining construction program is related to maintaining and upgrading the transmission, distribution, and generating facilities.

Bank Credit Arrangements

At December 31, 2000, the Company had $61.5 million of lines of credit with banks subject to renewal June 1 of each year, of which $53.5 million remained unused. In addition, the Company has two unused committed lines of credit totaling $61.9 million that were established for liquidity support of its variable rate pollution control bonds. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with seven major money center banks that total $130 million, of which $35 million was committed at December 31, 2000.

Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Gulf Power Company 2000 Annual Report


Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into contract commitments for the procurement of fuel. In some cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated obligations at December 31, 2000 were as follows:

   Year                                           Fuel
   ---------                                 ----------------
                                              (in millions)
   2001                                                 $139
   2002                                                   91
   2003                                                   90
   2004                                                   92
   2005                                                   93
   2006-2024                                             473
   -------------------------------------------------------------
   Total commitments                                    $978
   =============================================================


Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. At the end of each lease term, the Company has the option to renew the lease. In 1997, three additional lease agreements for 120 cars each were entered into for three years, with a monthly renewal option for up to an additional nine months.

   The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventories was $2.1 million in 2000 and $2.8 million in 1999. The annual amounts for 2001 through 2005 are expected to be $1.9 million, $1.9 million, $1.9 million, $2.0 million, and $2.0 million, respectively, and after 2005 are expected to total $13.8 million.

5.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant located in Jackson County, Mississippi. In accordance with the operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3. Plant Scherer is a steam-electric generating plant located near Forsyth, Georgia. In accordance with the operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

   At December 31, 2000, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                      Plant Scherer     Plant
                                       Unit No. 3       Daniel
                                      (coal-fired)   (coal-fired)
                                     -----------------------------
                                            (in thousands)
Plant In Service                        $185,778(1)    $232,074
Accumulated Depreciation                 $70,207       $118,504
Construction Work in Progress               $252         $2,006

Nameplate Capacity (2)
   (megawatts)                               205            500
Ownership                                     25%            50%
------------------------------------------------------------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

6.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity to certain non-affiliated utilities located outside the system's service area. The unit power sales agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues from these sales were $20.3 million in 2000, $19.8 million in 1999, and $22.5 million in 1998.

Gulf Power Company 2000 Annual Report


Capacity revenues increased slightly in 2000 due to the recovery of higher operating expenses experienced during the year.

   Unit power from specific generating plants of Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), and Jacksonville Electric Authority (JEA). Under these agreements, 209 megawatts of net dependable capacity were sold by the Company during 2000. Sales will increase slightly to 210 megawatts per year in 2001 and remain close to that level, unless reduced by FP&L, FPC, and JEA for the periods after 2001 with a minimum of three years notice, until the expiration of the contracts in 2010.

7.  INCOME TAXES

At December 31, 2000, the tax-related regulatory assets to be recovered from customers were $16.0 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized allowance for funds used during construction. At December 31, 2000, the tax-related regulatory liabilities to be credited to customers were $38.3 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                      2000         1999        1998
                                ------------------------------------
                                          (in thousands)
Total provision for income taxes:
Federal--
   Current                         $37,250      $33,973     $31,746
   Deferred                        (11,159)     (6,107)     (4,467)
--------------------------------------------------------------------
                                    26,091       27,866      27,279
--------------------------------------------------------------------
State--
   Current                           5,796        5,267       5,137
   Deferred                         (1,357)       (502)       (217)
--------------------------------------------------------------------
                                     4,439        4,765       4,920
--------------------------------------------------------------------
Total                              $30,530      $32,631     $32,199
====================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                2000            1999
                                          ---------------------------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                 $172,646        $168,662
   Other                                      14,262          24,272
---------------------------------------------------------------------
Total                                        186,908         192,934
---------------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes      8,703           9,293
   Postretirement benefits                     9,205           8,456
   Other                                      14,742          12,526
---------------------------------------------------------------------
Total                                         32,650          30,275
---------------------------------------------------------------------
Net deferred tax liabilities                 154,258         162,659
Less current portion, net                       (816)           (117)
---------------------------------------------------------------------
Accumulated deferred income
   taxes in the Balance Sheets              $155,074        $162,776
=====================================================================

   Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation and amortization in the Statements of Income. Credits amortized in this manner amounted to $1.9 million in 2000, 1999, and 1998. At December 31, 2000, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       2000     1999     1998
                                    ----------------------------
Federal statutory rate                   35%      35%      35%
State income tax,
   net of federal deduction               4        4        4
Non-deductible book
   depreciation                           1        1        1
Difference in prior years'
   deferred and current tax rate         (2)      (2)      (2)
Other, net                               (1)       -       (2)
----------------------------------------------------------------
Effective income tax rate                37%      38%      36%
================================================================

   The Company and the other subsidiaries of Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

Gulf Power Company 2000 Annual Report


8.  COMPANY OBLIGATED MANDATORILY
    REDEEMABLE PREFERRED SECURITIES

In January 1997, Gulf Power Capital Trust I (Trust I), of which the Company owns all of the common securities, issued $40 million of 7.625 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $41 million aggregate principal amount of the Company's 7.625 percent junior subordinated notes due December 31, 2036.

   In January 1998, Gulf Power Capital Trust II (Trust II), of which the Company owns all of the common securities, issued $45 million of 7.0 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $46 million aggregate principal amount of the Company's 7.0 percent junior subordinated notes due December 31, 2037.

   The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Trust I and Trust II. Trust I and Trust II are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

9.  SECURITIES DUE WITHIN ONE YEAR

At December 31, 2000, the Company had an improvement fund requirement of $850,000. The first mortgage bond improvement fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control revenue bond obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

10.  COMMON STOCK DIVIDEND
     RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions, which remain in effect as long as the bonds are outstanding. At December 31, 2000, retained earnings of $127 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

11.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 2000 and 1999 are as follows:

                                                         Net Income
                                                    After Dividends
                         Operating     Operating       on Preferred
Quarter Ended             Revenues        Income              Stock
--------------------------------------------------------------------
                                     (in thousands)
March 2000                $138,498       $16,007             $4,653
June 2000                  182,120        30,505             12,927
September 2000             232,533        52,614             26,438
December 2000              161,168        20,755              7,825

March 1999                $134,506       $15,665            $ 4,799
June 1999                  166,815        29,253             13,226
September 1999             218,264        54,429             28,582
December 1989              154,514        19,815              7,060
--------------------------------------------------------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.


SELECTED FINANCIAL AND OPERATING DATA 1996-2000
Gulf Power Company 2000 Annual Report


-----------------------------------------------------------------------------------------------------------------------------------
                                                              2000            1999            1998            1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                         $714,319        $674,099        $650,518        $625,856        $634,365
Net Income after Dividends
  on Preferred Stock (in thousands)                        $51,843         $53,667         $56,521         $57,610         $57,845
Cash Dividends
  on Common Stock (in thousands)                           $59,000         $61,300         $57,200         $64,600         $58,300
Return on Average Common Equity (percent)                    12.20           12.63           13.20           13.33           13.27
Total Assets (in thousands)                             $1,315,496      $1,308,495      $1,267,901      $1,265,612      $1,308,366
Gross Property Additions (in thousands)                    $95,807         $69,798         $69,731         $54,289         $61,386
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                       $427,378        $422,313        $427,652        $428,718        $435,758
Preferred stock                                              4,236           4,236           4,236          13,691          65,102
Company obligated mandatorily
  redeemable preferred securities                           85,000          85,000          85,000          40,000               -
Long-term debt                                             365,993         367,449         317,341         296,993         331,880
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)             $882,607        $878,998        $834,229        $779,402        $832,740
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                           48.4            48.0            51.3            55.0            52.3
Preferred stock                                                0.5             0.5             0.5             1.8             7.8
Company obligated mandatorily
  redeemable preferred securities                              9.6             9.7            10.2             5.1               -
Long-term debt                                                41.5            41.8            38.0            38.1            39.9
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                100.0           100.0           100.0           100.0           100.0
===================================================================================================================================
Security Ratings:
First Mortgage Bonds -
     Moody's                                                    A1              A1              A1              A1              A1
     Standard and Poor's                                        A+             AA-             AA-             AA-              A+
     Fitch                                                    AA-*             AA-             AA-             AA-             AA-
Preferred Stock -
     Moody's                                                    a2              a2              a2              a2              a2
     Standard and Poor's                                      BBB+              A-               A               A               A
     Fitch                                                      A*               A              A+              A+              A+
Unsecured Long-Term Debt -
     Moody's                                                    A2              A2              A2              A2               -
     Standard and Poor's                                         A               A               A               A               -
     Fitch                                                     A+*              A+              A+              A+               -
===================================================================================================================================
Customers (year-end):
Residential                                                321,731         315,240         307,077         300,257         291,196
Commercial                                                  47,666          47,728          46,370          44,589          43,196
Industrial                                                     280             267             257             267             278
Other                                                          442             316             268             264             162
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                      370,119         363,551         353,972         345,377         334,832
===================================================================================================================================
Employees (year-end):                                        1,327           1,339           1,328           1,328           1,384
-----------------------------------------------------------------------------------------------------------------------------------
*Effective 1/22/01 the Fitch Security Ratings for First Mortgage Bonds,
  Preferred Stock, and Unsecured Long-Term Debt are A+, A-, and A respectively.

SELECTED FINANCIAL AND OPERATING DATA 1996-2000 (continued)
Gulf Power Company 2000 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                         2000            1999            1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                         $ 308,728        $277,311       $ 276,208       $ 277,609       $ 285,498
Commercial                                            181,584         165,871         160,960         164,435         164,181
Industrial                                             76,539          67,404          69,850          77,492          78,994
Other                                                  (4,689)          2,174           2,100           2,083           2,056
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Total retail                                          562,162         512,760         509,118         521,619         530,729
Sales for resale  - non-affiliates                     66,890          62,354          61,893          63,697          63,201
Sales for resale  - affiliates                         66,995          66,110          42,642          16,760          17,762
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Total revenues from sales of electricity              696,047         641,224         613,653         602,076         611,692
Other revenues                                         18,272          32,875          36,865          23,780          22,673
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Total                                                $714,319        $674,099        $650,518        $625,856        $634,365
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                         4,790,038       4,471,118       4,437,558       4,119,492       4,159,924
Commercial                                          3,379,449       3,222,532       3,111,933       2,897,887       2,808,634
Industrial                                          1,924,749       1,846,237       1,833,575       1,903,050       1,808,086
Other                                                  18,730          19,296          18,952          18,101          17,815
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Total retail                                        0,112,966       9,559,183       9,402,018       8,938,530       8,794,459
Sales for resale  - non-affiliates                  1,705,486       1,561,972       1,341,990       1,531,179       1,534,097
Sales for resale  - affiliates                      1,916,526       2,511,983       1,758,150         848,135         709,647
------------------------------------------------------------------------------------------------------------------------------
Total                                               3,734,978      13,633,138      12,502,158      11,317,844      11,038,203
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                              6.45            6.20            6.22            6.74            6.86
Commercial                                               5.37            5.15            5.17            5.67            5.85
Industrial                                               3.98            3.65            3.81            4.07            4.37
Total retail                                             5.56            5.36            5.41            5.84            6.03
Sales for resale                                         3.70            3.15            3.37            3.38            3.61
Total sales                                              5.07            4.70            4.91            5.32            5.54
Residential Average Annual
  Kilowatt-Hour Use Per Customer                       14,992          14,318          14,577          13,894          14,457
Residential Average Annual
  Revenue Per Customer                                $966.26         $888.01         $907.35         $936.30         $992.17
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                        2,188           2,188           2,188           2,174           2,174
Maximum Peak-Hour Demand (megawatts):
Winter                                                  2,154           2,085           2,040           1,844           2,136
Summer                                                  2,285           2,161           2,146           2,032           1,961
Annual Load Factor (percent)                             55.4            55.2            55.3            55.5            51.4
Plant Availability Fossil-Steam (percent):               85.2            87.2            87.6            91.0            91.8
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                     87.8            89.8            89.2            87.1            87.8
Oil and gas                                               1.6             2.5             2.0             0.4             0.5
Purchased power -
  From non-affiliates                                     7.6             5.9             5.5             3.5             2.7
  From affiliates                                         3.0             1.8             3.3             9.0             9.0
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Total                                                   100.0           100.0           100.0           100.0           100.0
==============================================================================================================================





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